Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-60495) and Form S-3 (File Nos. 333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma Inc. of our report dated March 21, 2003 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 24, 2003